Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full-Year 2014 Results

Rolling Meadows, Ill., March 11, 2015 – MYR Group Inc. (“MYR” or the “Company”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its fourth-quarter and full-year 2014 financial results.

Highlights

•	Q4 2014 earnings per diluted share of $0.66 compared to $0.46 for Q4 2013, an increase of 43.5 percent.
•	Q4 2014 gross profit of $42.1 million compared to $33.8 million in Q4 2013.
•	Q4 2014 EBITDA of $31.1 million compared to $23.5 million in Q4 2013.
•	Full-year 2014 earnings per diluted share of $1.69 compared to $1.61 for the full-year 2013, an increase of 5.0 percent.
•	Full-year 2014 revenues of $944.0 million compared to $902.7 million for the full-year 2013.
•	Full-year 2014 gross profit of $132.4 million compared to $124.9 million for the full-year 2013.
•	Full-year 2014 EBITDA of $92.0 million compared to $84.8 million for the full-year 2013.
•	Backlog of $433.6 million at December 31, 2014 compared to $326.1 million at December 31, 2013

Management Comments

Bill Koertner, MYR’s President and CEO said, “We finished 2014 with strong financial performance in the fourth quarter, highlighted by higher gross margin and gross profit compared to fourth-quarter 2013 and four consecutive quarterly increases in backlog. In addition, our cash balance increased in the fourth quarter even though we bought back $5.1 million of our stock under our share repurchase program and invested $3.1 million to expand our fleet.” Mr. Koertner continued, “We are pleased to see further recovery in our commercial and industrial markets as well as strengthening of our utility distribution work. Transmission work remains strong with plenty of small to mid-sized projects to bid. We are looking to expand our business in new geographic markets and offer additional services in our existing markets. We intend to remain disciplined in our approach to grow smart and capitalize on our great reputation, commitment to safety, talented people, fleet resources and strong balance sheet. We believe we are well positioned to grow our business and deliver shareholder value.”

Fourth-Quarter Results

MYR reported fourth-quarter 2014 revenues of $251.0 million, a decrease of $3.6 million, or 1.4 percent, compared to the fourth quarter of 2013. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $191.2 million, a decrease of $9.5 million, or 4.7 percent, from the fourth quarter of 2013. The decline in revenue was primarily due to lower revenues on several large transmission projects that were substantially complete or nearing completion, which were partially offset by higher distribution revenues. Material and subcontractor costs in our T&D segment comprised approximately 32 percent of total contract costs in the fourth quarter of 2014, compared to approximately 31 percent in the fourth quarter of 2013. The Commercial and Industrial (C&I) segment reported fourth-quarter 2014 revenues of $59.8 million, an increase of $5.9 million, or 10.8 percent, over the fourth quarter of 2013. The increase in revenues was largely due to increased activity in many of our market niches as well as improved market conditions in Colorado and Arizona.

Consolidated gross profit increased to $42.1 million, or 16.8 percent of revenues, for the fourth quarter of 2014, compared to $33.8 million, or 13.3 percent of revenues, for the fourth quarter of 2013. In the fourth quarter of 2014 and 2013, gross margin benefited by approximately 3.5 percent and 0.8 percent, respectively, from improved contract margins on several transmission projects due to resolution of claims, change orders, cost efficiencies, additional work and effective contract management. The gross margin benefit in 2014 was partially offset by lower equipment utilization, particularly large specialty transmission equipment as several large transmission projects were nearing completion, and higher equipment repairs and maintenance costs.

Selling, general and administrative expenses increased to $19.6 million for the fourth quarter of 2014 from $18.1 million for the fourth quarter of 2013, primarily due to an increase in employee compensation and fringe benefits related to the increased number of personnel assigned to support operations and higher profit sharing costs. In the third quarter of 2013, we recorded a $2.3 million legal reserve which represented estimated punitive damages, interest and cost of an appeal bond pertaining to an adverse judgment involving a traffic accident. On February 27, 2015, a Florida appeals court unanimously reversed this judgment, determined that punitive damages were not available and remanded the case for a new trial. As a result, based on the relevant accounting guidance, the $2.3 million legal reserve was reversed in the fourth quarter of 2014. As a percentage of revenues, selling, general and administrative expenses increased to 7.8 percent for the fourth quarter of 2014 from 7.1 percent for the fourth quarter of 2013.

For the fourth quarter of 2014, net income was $14.1 million, or $0.66 per diluted share, compared to $10.0 million, or $0.46 per diluted share, for the same period of 2013. Fourth-quarter 2014 EBITDA, a non-GAAP financial measure, was $31.1 million, or 12.4 percent of revenues, compared to $23.5 million, or 9.2 percent of revenues, for the fourth quarter of 2013.

Full-Year Results

MYR reported revenues of $944.0 million for the full year of 2014, an increase of $41.3 million, or 4.6 percent, compared to the full year of 2013. Specifically, the T&D segment reported revenues of $699.6 million, a decrease of $22.8 million, or 3.2 percent, from the full year of 2013, primarily due to lower revenues on several large transmission projects that were substantially complete or nearing completion, which were partially offset by higher distribution revenues. Material and subcontractor costs in our T&D segment comprised approximately 28 percent of total contract costs in the full year of 2014, compared to approximately 27 percent in the full year of 2013. The C&I segment reported full-year 2014 revenues of $244.4 million, an increase of $64.1 million, or 35.5 percent, over the full year of 2013, largely due to increased activity in most of our service niches as well as improved market conditions in Colorado and Arizona.

Consolidated gross profit increased to $132.4 million, or 14.0 percent of revenues, for the full year of 2014, from $124.9 million, or 13.8 percent of revenues, for the full year of 2013. Gross margins in 2014 and 2013 included net benefits of approximately 1.9 percent and 0.8 percent, respectively, from improved contract margins on several transmission projects due to change orders, resolution of claims, cost efficiencies, additional work and effective contract management. The gross margin benefit in 2014 was partially offset by lower equipment utilization, particularly large specialty transmission equipment as several large transmission projects were nearing completion, and higher equipment repairs and maintenance costs.

Selling, general and administrative expenses increased to $73.8 million for the full year of 2014 compared to $69.8 million for the full year of 2013, primarily due to higher employee compensation and fringe benefits related to the increased number of personnel assigned to support operations and higher profit sharing and stock compensation costs. The impacts of these changes were partially offset by the reversal of the $2.3 million legal reserve we established in 2013 for the traffic accident in Florida. As a percentage of revenues, selling, general and administrative expenses increased to 7.8 percent for the full year of 2014 from 7.7 percent for the full year of 2013.

For the full year of 2014, net income was $36.5 million, or $1.69 per diluted share, compared to $34.8 million, or $1.61 per diluted share, for the same period of 2013. Full-year 2014 EBITDA, a non-GAAP financial measure, was $92.0 million, or 9.7 percent of revenues, compared to $84.8 million, or 9.4 percent of revenues, for the full year of 2013.

Our financial results for the fourth quarter and full year of 2014 included higher margins due to claim and change order settlements. It is unlikely that future periods will benefit to a similar extent from such favorable developments.

Backlog

As of December 31, 2014, MYR’s backlog was $433.6 million, consisting of $320.4 million in the T&D segment and $113.2 million in the C&I segment. Total backlog at December 31, 2014 was $24.6 million higher compared to the $409.0 million reported at September 30, 2014. T&D backlog at December 31, 2014 increased $31.1 million, or 10.7 percent from September 30, 2014, while C&I backlog decreased $6.5 million, or 5.4 percent, over the same period. Total backlog at December 31, 2014 increased $107.5 million, or 33.0 percent, from the $326.1 million reported at December 31, 2013. The increase in the 2014 backlog was due to numerous project awards of all sizes in 2014.

Balance Sheet and Cash Flow

As of December 31, 2014, MYR had cash and cash equivalents of $77.6 million and $155.7 million of borrowing availability under its credit facility. In the full year of 2014, MYR generated $55.0 million of cash from operations and used $39.0 million for capital expenditures. In 2014, MYR purchased 651,258 shares of its common stock for approximately $15.6 million under its $25.0 million share repurchase program. As of December 31, 2014, MYR had $9.4 million of remaining availability to purchase shares under its share repurchase program.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its fourth-quarter and full-year 2014 results on Thursday, March 12, 2015, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, March 18, 2015, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 89786618. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, March 18, 2015.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers throughout the western United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “possible,” “likely,” “unlikely,” “plan,” “goal,” “see,” “should,” “could,” “appears,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2014 and 2013

	December 31,
(in thousands, except share and per share data)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$77,636	$76,454
Accounts receivable, net of allowances of $1,179 and $1,132, respectively	158,101	173,468
Costs and estimated earnings in excess of billings on uncompleted contracts	44,609	40,519
Deferred income tax assets	11,905	14,550
Receivable for insurance claims in excess of deductibles	12,311	11,389
Refundable income taxes	2,059	1,286
Other current assets	6,880	6,283
Total current assets	313,501	323,949
Property and equipment, net of accumulated depreciation of $147,956 and $115,679, respectively	148,654	142,931
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $3,227 and $2,893, respectively	9,865	10,199
Other assets	1,467	1,744
Total assets	$520,086	$525,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$62,247	$79,605
Billings in excess of costs and estimated earnings on uncompleted contracts	38,121	52,952
Accrued self insurance	39,480	39,111
Other current liabilities	31,740	32,711
Total current liabilities	171,588	204,379
Deferred income tax liabilities	24,729	23,719
Other liabilities	1,216	1,233
Total liabilities	197,533	229,331
Commitments and contingencies
Stockholders’ equity
Preferred stock—$0.01 par value per share; 4,000,000 authorized
shares; none issued and outstanding at December 31, 2014 and 2013	$—	$—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 20,791,623 and
21,223,076 shares issued and outstanding at December 31, 2014 and 2013, respectively	206	210
Additional paid-in capital	151,124	161,202
Retained earnings	171,223	134,679
Total stockholders’ equity	322,553	296,091
Total liabilities and stockholders’ equity	$520,086	$525,422

MYR GROUP INC.

Consolidated Statements of Operations

Three Months and Twelve Months Ended December 31, 2014 and 2013

	Three months ended		For the year ended
	December 31,		December 31,
(in thousands, except per share data)	2014	2013	2014	2013
	(Unaudited)

Contract revenues	$250,979	$254,581	$943,967	$902,729
Contract costs	208,897	220,743	811,553	777,852
Gross profit	42,082	33,838	132,414	124,877
Selling, general and administrative expenses	19,551	18,091	73,818	69,818
Amortization of intangible assets	84	84	334	335
Gain on sale of property and equipment	(23)	(123)	(142)	(893)
Income from operations	22,470	15,786	58,404	55,617
Other income (expense):
Interest income	16	6	106	9
Interest expense	(188)	(190)	(722)	(727)
Other, net	(2)	(12)	162	(27)
Income before provision for income taxes	22,296	15,590	57,950	54,872
Income tax expense	8,169	5,568	21,406	20,113
Net income	$14,127	$10,022	$36,544	$34,759
Income per common share:
—Basic	$0.68	$0.47	$1.73	$1.65
—Diluted	$0.66	$0.46	$1.69	$1.61
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,571	20,974	20,922	20,821
—Diluted	21,153	21,548	21,466	21,431

MYR GROUP INC.

Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2014 and 2013

	For the year ended December 31,
(in thousands of dollars)	2014	2013

Cash flows from operating activities:
Net income	$36,544	$34,759
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	33,089	28,860
Amortization of intangible assets	334	335
Stock-based compensation expense	4,671	3,519
Deferred income taxes	3,655	381
Gain on sale of property and equipment	(142)	(893)
Other non-cash items	139	151
Changes in operating assets and liabilities
Accounts receivable, net	15,706	(6,227)
Costs and estimated earnings in excess of billings on
uncompleted contracts	(4,090)	21,254
Receivable for insurance claims in excess of deductibles	(922)	(10)
Other assets	(1,255)	(2,138)
Accounts payable	(17,303)	(5,289)
Billings in excess of costs and estimated earnings on
uncompleted contracts	(14,831)	20,363
Accrued self insurance	369	(472)
Other liabilities	(988)	469
Net cash flows provided by operating activities	54,976	95,062
Cash flows from investing activities:
Proceeds from sale of property and equipment	320	1,151
Purchases of property and equipment	(39,045)	(42,725)
Net cash flows used in investing activities	(38,725)	(41,574)
Cash flows from financing activities:
Proceeds from exercise of stock options	725	2,304
Excess tax benefit from stock-based awards	615	1,323
Repurchase of common shares	(16,447)	(542)
Other financing activities	38	56
Net cash flows provided by (used in) financing activities	(15,069)	3,141
Net increase in cash and cash equivalents	1,182	56,629
Cash and cash equivalents:
Beginning of period	76,454	19,825
End of period	$77,636	$76,454

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three Months and Twelve Months Ended December 31, 2014 and 2013

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2014	2013	2014	2013

Summary Statement of Operations Data:
Contract revenues	$250,979	$254,581	$943,967	$902,729
Gross profit	$42,082	$33,838	$132,414	$124,877
Income from operations	$22,470	$15,786	$58,404	$55,617
Net income	$14,127	$10,022	$36,544	$34,759

Per Share Data:
Income per common share (1):
- Basic	$0.68	$0.47	$1.73	$1.65
- Diluted	$0.66	$0.46	$1.69	$1.61
Weighted average number of common shares and potential common shares outstanding :
- Basic	20,571	20,974	20,922	20,821
- Diluted	21,153	21,548	21,466	21,431

	December 31,	December 31,	December 31,	December 31,
(in thousands)	2014	2013	2012	2011

Summary Balance Sheet Data:
Total assets	$520,086	$525,422	$466,348	$412,568
Total stockholders’ equity (book value)	$322,553	$296,091	$254,690	$215,738
Goodwill and intangible assets	$56,464	$56,798	$57,133	$57,468
Total debt	$—	$—	$—	$10,000

(1)	MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three Months and Twelve Months Ended December 31, 2014 and 2013

	Three months ended		Last twelve months ended
	December 31,		December 31,
(in thousands, except per share data, ratios and percentages)	2014	2013	2014	2013

Financial Performance Measures (1):
EBITDA (2)	$31,090	$23,515	$91,989	$84,785
EBITDA per Diluted Share (3)	$1.47	$1.09	$4.29	$3.96
Free Cash Flow (4)	$18,299	$12,384	$15,931	$52,337
Book Value per Diluted Share (5)			$15.03	$13.82
Tangible Book Value (6)			$266,089	$239,293
Tangible Book Value per Diluted Share (7)			$12.40	$11.17
Debt to Equity Ratio (8)			0.0	0.0
Asset Turnover (9)			1.80	1.94
Return on Assets (10)			7.0%	7.5%
Return on Equity (11)			12.3%	13.6%
Return on Invested Capital (13)			16.6%	14.8%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$14,127	$10,022	$36,544	$34,759
Interest expense, net	$172	$184	$616	$718
Provision for income taxes	$8,169	$5,568	$21,406	$20,113
Depreciation and amortization	$8,622	$7,741	$33,423	$29,195
EBITDA (2)	$31,090	$23,515	$91,989	$84,785

Reconciliation of Net Income per diluted share to EBITDA per diluted share:
Net Income per share:	$0.66	$0.46	$1.69	$1.61
Interest expense, net, per share	$0.01	$0.01	$0.03	$0.03
Provision for income taxes per share	$0.39	$0.26	$1.00	$0.95
Depreciation and amortization per share	$0.41	$0.36	$1.57	$1.37
EBITDA per diluted share (3)	$1.47	$1.09	$4.29	$3.96

Calculation of Free Cash Flow:
Net cash flow from operating activities	$21,352	$23,569	$54,976	$95,062
Less: cash used in purchasing property and equipment	$(3,053)	$(11,185)	$(39,045)	$(42,725)
Free Cash Flow (4)	$18,299	$12,384	$15,931	$52,337

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)			$322,553	$296,091
Goodwill and intangible assets			$(56,464)	$(56,798)
Tangible Book Value (6)			$266,089	$239,293

Reconciliation of Book Value per diluted share to Tangible Book Value per diluted share:
Book value per diluted share:			$15.03	$13.82
Goodwill and intangible assets per diluted share			(2.63)	(2.65)
Tangible Book Value per diluted share (7)			$12.40	$11.17

			December 31,	December 31,
			2013	2012
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders’ equity)			$296,091	$254,690
Plus: Total Debt			$—	$—
Less: Cash and cash equivalents			$(76,454)	$(19,825)
Invested Capital (12)			$219,637	$234,865

(1)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences, which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(3)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(4)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(5)	Book value per share is calculated by dividing total stockholders’ equity at the end of the year by the weighted average diluted shares outstanding for the year.
(6)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(7)	Tangible book value per share is calculated by dividing tangible book value at the end of the year by the weighted average number of diluted shares outstanding for the year. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)	The debt to equity ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(9)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(10)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(11)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(12)	Invested capital is calculated by adding net debt (total debt less cash and marketable securities) to total stockholders’ equity.
(13)	Return on invested capital is calculated by dividing net income, less any dividends, by invested capital at the beginning of the period.